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                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 15th day of January, 1999, is entered into by Network Plus Corp., a Delaware corporation with its principal place of business at 234 Copeland Street, Quincy, MA 02169 (the "Company"), and George C. Alex, residing at 18 Lockwood Avenue, Greenwich, CT 06870 (the "Employee").

         The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on February 1, 1999 (the "Commencement Date") and ending on the date three (3) years following the Commencement Date (the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4. The Employment Period may be extended for one or more one-year periods by written agreement of the Company and the Employee.

         2. Title; Capacity. The Employee shall serve as Executive Vice
President and Chief Financial Officer or in such other position of equal or greater rank as the Company or its Board of Directors (the "Board") may determine from time to time. The Employee shall be based at the Company's headquarters in Quincy, Massachusetts, or such place or places in the continental United States as the Board and the Employee shall determine. The Employee shall be subject to
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the supervision of, and shall have such authority as is delegated to him by, the
Board, the Chief Executive Officer, or such officer of the Company as may be designated by the Board. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges receipt of the Company's Employee Handbook as in effect as of the date of this Agreement.

         3. Compensation and Benefits.

             3.1. Salary. The Company shall pay the Employee, in monthly installments, an annual base salary of $200,000 for the one-year period commencing on the Commencement Date. Such salary shall be subject to increase thereafter as determined by the Board in its sole discretion (after taking into account the Employee's performance, the Company's performance and any increases in base salary given to other senior executives of the Company).

             3.2. Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to three (3) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

             3.3. Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in

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connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board or its designee.

             3.4. Moving Expenses. The Company shall reimburse the Employee for reasonable moving and travel expenses incurred by him in moving himself and his immediate family from Greenwich, Connecticut to the Boston, Massachusetts metropolitan area to commence employment with the Company. Such reimbursement shall be made in accordance with the Company's policy for executive relocations, a copy of which has been provided to the Employee.

             3.5. Bonus. The Employee shall be entitled to receive an annual bonus of up to $50,000. The bonus amount shall be determined in the sole discretion of the Board (or its designee) based upon its determination of the level of achievement of the goals and objectives that are mutually agreed upon by the Board (or its designee) and the Employee.

             3.6. Options. The Employee shall be entitled to receive options under the Company's 1998 Stock Incentive Plan (the "Plan") to purchase the following number of shares of the Company's Common Stock, $.01 per value per share, at the following exercise prices: (i) 1,000 shares at $15.00 per share;
(ii) 53,000 shares at $20.00 per share; (iii) 32,000 shares at $30.00 per share; and (iv) 14,000 shares at $50.00 per share (the "Options"). The Options shall vest in four equal annual installments on July 15 of each of 1999, 2000, 2001 and 2002, subject to accelerated vesting upon a Change in Control Event (as defined in the Plan). Each Option

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shall be subject to the terms set forth in, and conditional upon the Employee's written acceptance of, a written option agreement in the form attached hereto as Exhibit A.

         4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

             4.1. Expiration of the Employment Period in accordance with Section 1;

             4.2. At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, cause for termination shall be deemed to exist upon (a) a good faith finding by the Company of failure of the Employee to perform his assigned duties for the Company, dishonesty, gross negligence, misconduct, or violation of Company policy, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

             4.3. Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

             4.4. At the election of either party, upon not less than three months' prior written notice of termination.


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         5. Effect of Termination.

             5.1. Termination for Cause or at Election of Employee. In the event the Employee's employment is terminated for cause pursuant to Section 4.2, or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under
Section 3 through the last day of his actual employment by the Company.

             5.2. Termination for Death or Disability. If the Employee's employment is terminated by death, or because of disability pursuant to Section 4.3, (a) the Company shall pay to the estate of the Employee or to the Employee, as the case may be, (i) the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company and
(ii) a lump sum payment equal to the lesser of (x) the aggregate amount of base salary to which the Employee would have been entitled under Section 3(a) above (based upon the Employee's then-current annual base salary) had he remained employed by the Company pursuant hereto through the last day of the Employment Period or (y) six months' base salary, based on the Employee's then-current base salary, and (b) all of the Options shall vest in full.

             5.3. Termination at Election of Company. If the Employee's employment is terminated at the election of the Company pursuant to Section 4.4,
(a) the Company shall pay to the Employee (i) the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company and (ii) a lump sum payment equal to the Employee's then-current annual base salary, and (b) all of the Options shall vest in full.


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             5.4. Sale of Shares Following Termination of Employment. In the
event of any termination of the Employee's employment pursuant to Section 4 above, the Employee (or the estate of the Employee) shall not sell more than 15,000 shares of the Company's Common Stock during any period of five (5) consecutive trading days, provided that the Employee may on up to four (4) occasions sell a greater number of shares in a block trade.

             5.5. Survival. The provisions of Sections 5.4, 6 and 7 shall survive the termination of this Agreement.

         6. Non-Compete.

                  (a) In consideration of the obligations of the Company hereunder, including without limitation the obligations of the Company under
Section 5 above, during the Employment Period and for a period of one (1) year after the termination or expiration thereof (or three (3) years in the case of termination at the election of the Company pursuant to Section 4.4 and payment by the Company of the amount required pursuant to Section 5.3), the Employee will not directly or indirectly:

                  (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company while the Employee was employed by the Company; or


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                  (ii)     recruit, solicit or induce, or attempt to induce, any
                           employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                  (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

                  (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                  (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         7. Proprietary Information; Other Agreements.

             7.1. Proprietary Information.

                  (a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or

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financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include products, plans, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

                  (b) Employee agrees that all files, letters, memoranda, reports, records, data, or other written or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

                  (c) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

             7.2. Other Agreements. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and

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will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

         8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

         9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

         12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.


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         14. Miscellaneous.

             14.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

             14.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

             14.3. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


                                   NETWORK PLUS CORP.

                                   By:  /s/ Robert T. Hale, Jr.
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                                   Title:  President and Chief Executive Officer

                                   EMPLOYEE

                                       /s/ George Alex
                                       --------------------------------------
                                   George C. Alex



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